ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration Statement No. 333-156695 Dated January 27, 2010

UBS V10 Currency Index with
Volatility Cap

17

Additional Information

11

Index Methodology

8

Strategy Rationale

2

Overview

Contents

Overview

Index Description

UBS V10 Currency Index with Volatility Cap (the “Index”)
Bloomberg: UBFSV10V

Proprietary index, developed and sponsored by UBS AG

Measures the performance of a notional algorithmic trading strategy designed to identify and exploit trends in G10 foreign exchange forward rates

Volatility filter:

In normalized volatility environments:                            normal G10 carry trade

When implied volatility spikes:                                                 reverse G10 carry trade

Volatility cap:

Under normal market conditions:                                          100% allocation to trading strategy

In periods of high historical volatility:                                reduce exposure to trading strategy

450
400
350
300
250
200
150
100
50
Sep-2000
Sep-2002
Sep-2004
Sep-2006
Sep-2008
UBS V10 Currency Index (UBFSV10V)
Barclays Intelligent Carry (BXIICUS)
DB Currency Harvest G10 (DBHVG10U)

Hypothetical and Actual Index Performance

-0.05

Correlation with Barclays Agg.

-0.09

Correlation with S&P 500

12

Months of negative performance

-7.0%

Maximum drawdown

2.21

Calmar ratio

1.99

Sharpe ratio

7.74%

Annualized volatility

15.42%

Annualized returns

Source: Bloomberg, UBS Investment Bank (09/18/00 to 01/05/10).
Scaled to 100.

The data for the Index for the period prior to its inception on May 6,
2009 is pro forma and is derived by using the Index’s calculation methodology with historical prices. Certain assumptions were made in the retrospective calculation that may have affected the
Index’s hypothetical performance during this period.

The Barclays Capital Intelligent Carry Index and the Deutsche
Bank USD Currency Harvest G10 Index are long-only carry trade indices based on G10 currencies.

Source: Bloomberg, UBS Investment Bank. Index performance
data from 11/01/98 through 01/05/10 (11/01/98 through 05/06/09 is hypothetical performance and 05/07/09 through 01/05/10 is
actual).

Sharpe ratio measures an investment's excess return divided by its volatility. Calmar ratio measures an investment's annual compounded return divided by its maximum drawdown. Maximum
drawdown means the greatest negative performance over any
series of consecutive months (measured from last business day to last business day of month).

Correlation of the Index with the S&P 500 Index ("S&P 500") and with the Barclays Aggregate Bond Index ("Barclays Agg.") are calculated based on historical values from 01/05/2008 through
01/05/2010.

On a pro forma hypothetical basis, the Index has outperformed some long-only G-10 carry-trade strategies and demonstrated low correlation with stocks and bonds.

Past performance is not indicative of future performance.

Hypothetical and Actual Index Performance (cont'd)

Index Performance By Month

20.6%

3.0%

-3.0%

2.8%

2.3%

0.9%

-0.5%

3.1%

3.6%

1.4%

8.6%

-5.4%

2.8%

2009

22.1%

3.8%

3.3%

10.7%

3.6%

-3.7%

-0.2%

-0.8%

1.7%

-1.7%

1.6%

-0.4%

3.0%

2008

8.3%

-4.3%

3.9%

-4.8%

1.4%

3.2%

-1.0%

3.2%

2.0%

1.9%

1.5%

0.4%

1.0%

2007

8.8%

3.1%

-1.6%

1.6%

0.5%

3.4%

2.2%

1.5%

2.8%

-2.4%

-3.3%

0.3%

0.7%

2006

10.1%

-2.3%

1.4%

1.9%

2.6%

-0.4%

-0.8%

2.3%

-0.3%

1.1%

0.7%

1.3%

2.5%

2005

21.1%

0.7%

0.4%

-1.5%

2.6%

0.3%

2.1%

0.9%

6.4%

3.4%

2.7%

1.2%

0.3%

2004

18.0%

1.8%

1.5%

1.8%

0.1%

0.9%

-0.9%

1.1%

3.4%

3.5%

-0.6%

0.8%

3.4%

2003

27.5%

0.8%

2.1%

2.4%

1.2%

3.1%

2.9%

1.9%

4.3%

0.4%

2.6%

1.4%

1.5%

2002

20.6%

1.8%

2.3%

2.1%

4.6%

1.5%

0.6%

1.7%

-0.6%

0.5%

2.0%

0.4%

2.3%

2001

8.4%

1.6%

2.5%

-2.2%

-2.8%

-0.9%

1.3%

0.8%

2.2%

2.3%

0.6%

1.4%

1.5%

2000

7.1%

0.1%

0.6%

-0.2%

0.2%

-0.8%

-2.9%

0.7%

1.0%

1.7%

2.6%

0.3%

3.7%

1999

15.2%

-2.1%

3.9%

12.4%

0.6%

-4.8%

-0.7%

2.7%

-0.2%

-0.7%

2.4%

2.6%

-0.7%

1998

Total

Dec

Nov

Oct

Sep

Aug

Jul

Jun

May

Apr

Mar

Feb

Jan

Source: Bloomberg, UBS Investment Bank. Index performance data from 1/98 through 12/09 (1/98 through 5/6/09 is pro forma hypothetical performance, derived by using the Index's calculation methodology, and 5/7/09 through 12/09 is actual).

Past performance is not indicative of future performance.

Key Risks to Index Performance

The Index seeks to capitalize on arbitrage opportunities resulting from an assumed forward rate bias in foreign exchange markets through investment in foreign exchange forward contracts. The performance of the Index will be determined by reference to spot and forward exchange rates, volatility and interest rates associated with the eligible currencies. If the eligible currencies perform in a manner different than anticipated by the strategy embedded in the Index, the Index may perform poorly or produce a negative return.
No assurance can be given that the Index will outperform any alternative index based on the same group of eligible currencies.

If, on any business day, the volatility of the Index over the prior 65 business days (without giving effect to the volatility cap) exceeds a certain threshold, a leverage factor of less than one will be applied to the Index with the goal of reducing its future volatility. The specific leverage factor to be applied will depend on the extent to which the historical volatility has exceeded the threshold and will continue to be applied until the volatility of the Index, as measured over the prior 65 business days, no longer exceeds the specified threshold.
However, the volatility cap may be unsuccessful in effectively limiting the volatility of the Index. In addition, use of a leverage factor of less than one where the historical volatility has exceeded the specified threshold may have an adverse impact on the return on any securities linked to the Index where the Index exhibits positive performance.

Foreign exchange markets may be highly volatile, and significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. The value of any currency may be affected by complex political and economic factors. The foreign exchange rate of any currency relative to the U.S. dollar is at any moment a result of the supply and demand for the two currencies, and changes in the foreign exchange rate result, over time, from the interaction of many factors directly or indirectly affecting economic and political conditions in the originating country, the United States and other countries. Of particular importance are the relative rates of inflation, interest rate levels, the balance of payments and the extent of governmental surpluses or deficits in the originating country and in the United States, all of which are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of the originating country, the United States and other countries important to international trade and finance.

Foreign exchange rates can either float or be fixed by sovereign governments. Foreign exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. From time to time, governments use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the exchange rate of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or exchange characteristics by devaluation or revaluation of a currency. Such actions could change or interfere with freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies

The applicable offering materials will include a detailed description of the risks associated with investing in securities linked to the Index.

Key Risks to Index Performance (continued)

across borders. In addition, certain actions by the government of the United States and other sovereign nations could result in changes to the methodology used by the Index sponsor to calculate the level of the Index which could adversely affect the performance of any security linked to the Index.

The Index designates selected currencies from among the eligible currencies based on interest rates on each business day, generally seeking to create gains by taking long positions in currencies with high interest rates and short positions in currencies with low interest rates. Such interest rates, however, are subject to volatility due to a variety of factors, including: sentiment regarding underlying strength in the economies of the countries whose currencies are eligible currencies; expectations regarding the level of price inflation in the countries whose currencies are eligible currencies; sentiment in global credit markets regarding credit quality in countries whose currencies are eligible currencies; the policies of worldwide central banks regarding interest rates; and performance of capital markets.
Fluctuations in interest rates could affect the value of the foreign exchange forward contracts underlying the Index.

The historical performance of the Index should not be taken as an indication of the future performance of the Index. As a result, it is impossible to predict whether the Index return will be positive or negative. The Index return will be influenced by complex and interrelated political, economic, financial and other factors, as discussed above.

The Index was launched on May 6, 2009. While the Index is intended to identify and exploit trends in the foreign exchange forward rates, the methodology used to perform these functions has a limited history of application. It cannot be determined at this point whether, or the extent to which, the Index will serve as an adequate tool for predicting future trends in foreign exchange forward rates.

The returns on structured products are linked to the performance of the relevant underlying asset or index. Investing in a structured product is not equivalent to investing directly in the underlying asset or index. Clients should carefully read the detailed explanation of risks, together with other information in the relevant offering materials, including but not limited to information concerning the tax treatment of the investment before investing in any structured product. Structured products are debt obligations of the issuer. Investors should be comfortable with the credit risk of the issuer before purchasing a structured product. UBS Financial Services Inc. does not guarantee in any way the financial condition of the issuer or the accuracy of any financial information provided by the issuer.

UBS AG and its affiliates and subsidiaries may publish research, express opinions or provide recommendations that may be inconsistent with each other and/or may be inconsistent with investing in a specific structured product. Investors should make their own independent investigation of the merits of investing in any structured product and the underlying assets, index or indices to which the structured product is linked. UBS Wealth Management Research in the U.S. is provided by UBS Financial Services Inc. and UBS AG.
UBS Financial Services Inc. is a subsidiary of UBS AG. UBS Investment Research in the U.S. is provided by UBS Securities LLC. UBS
Securities LLC is a subsidiary of UBS AG.

Strategy Rationale

Forward Rate Bias and the Carry Trade

The failure of the uncovered interest rate parity theory has given rise to the forward rate bias phenomenon and the historic profitability of the simple carry trade.

An investor should not be able to generate a profitable arbitrage by borrowing in a low interest rate currency and investing in a higher interest rate currency. The low-yielding currency should appreciate sufficiently relative to the high-yielding currency to eliminate the arbitrage opportunity.

Theory

Historically, low-yielding currencies have not appreciated on average as high as their forward rates would have predicted.

Reality

Short currency forward contracts in low-yielding currencies, buy currency forward contracts in high-yielding currencies and earn a positive return as long as the low-yielding currencies do not appreciate sufficiently relative to the high-yielding currencies to erase the interest rate differential (i.e., the carry trade).

Strategy

Past performance is not indicative of future performance.

Implied Volatility and the Carry Trade

Spikes in implied volatility may be a useful predictor of carry trade unwinds.

When successful, carry trade returns tend to experience relatively low volatility, but when carry trades unwind, their returns can drop quickly and dramatically.

Reality

Implied volatility tends to spike before realized volatility and may be a useful predictor of carry trade unwinds.

Theory

Go long the carry trade when implied volatility is relatively low, and go short the carry trade when implied volatility spikes.

Strategy

Past performance is not indicative of future performance.

Index Methodology

Step 1: Identify the Carry Trade

On a daily basis, the Index identifies the 3 highest- and 3 lowest-yielding G10 currencies (other than the U.S. dollar).

Asia

Europe

North America

JPY

NZD

AUD

CHF

SEK

NOK

GBP

EUR

CAD

Current Eligible Currencies versus USD

Canadian dollar

Japanese yen

New Zealand dollar

Australian dollar

Swiss franc

Swedish krona

Norwegian krona

British pound

Euro

In a normal carry trade scenario, the Index
is (1) long foreign exchange forward
contracts on the three highest-yielding
currencies relative to the U.S. dollar, and (2)
short foreign exchange forward contracts on
the three lowest-yielding currencies relative
to the U.S. dollar.

In a reverse carry trade scenario, the Index
is (1) short foreign exchange forward
contracts on the three highest-yielding
currencies relative to the U.S. dollar, and (2)
long foreign exchange forward contracts on
the three lowest-yielding currencies relative
to the U.S. dollar.

Step 2: Apply the Volatility Filter

On a daily basis, the Index applies a volatility filter to determine whether to implement the normal carry trade or the reverse carry trade.

1.6

0.6

normal carry trade

Volatility Filter

reverse carry trade if filter last crossed 1.6

normal carry trade if filter last crossed 0.6

reverse carry trade

What is the Volatility Filter?

The volatility filter is a mechanism which quantifies how far the current implied volatility of the G10 currencies is away from its average level over the prior 12 months.

If the filter level is 0, then the current implied volatility is approximately equal to the average implied volatility over the prior 12 months.

The greater the filter level is above 0, the greater the current implied volatility is above the average implied volatility over the prior 12 months.

A filter level above 1.6 indicates a significant spike in implied volatility and triggers a reversal of the carry trade. A filter level below 0.6 triggers a return to the normal carry trade if the carry trade had been previously reversed.

On a daily basis, the allocation of the Index to the V10 Strategy will depend on the historical volatility of the V10 Strategy.

Step 3: Apply the Volatility Cap

0%

52.5%   Volatility

10%

50.0%   Volatility < 52.5%

20%

47.5%   Volatility < 50.0%

30%

45.0%   Volatility < 47.5%

40%

42.5%   Volatility < 45.0%

50%

40.0%   Volatility < 42.5%

60%

37.5%   Volatility < 40.0%

80%

32.5%   Volatility < 35.0%

70%

35.0%   Volatility < 37.5%

Allocation to
V10 Strategy

65-Day Historical

Volatility

30.0%   Volatility < 32.5%

Volatility < 30.0%

Volatility Cap

90%

100%

The Index sponsor calculates the volatility of
the V10 Strategy as the standard deviation
of the performance of the Index over the
prior 65 business days (without application
of the Volatility Cap) multiplied by 16.12.

Under normal market conditions (i.e.,
historical volatility below 30%), 100% of the
Index will be allocated to the V10 Strategy.

In extreme conditions (i.e., historical
volatility at or above 30%), the allocation to
the V10 Strategy will be reduced.

This Volatility Cap is not intended as a
mechanism to improve the performance of
the Index, but is intended to make the Index
easier for structured product providers to
hedge.

600
500
400
300
200
100
0
35%
30%
25%
20%
15%
10%
5%
0%
Dec-99
Dec-00
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Dec-06
Dec-07
Dec-08
Dec-09
Reverse Carry Trade
Index
65-Day Volatility

UBS

Ten Year Hypothetical and Historical Performance of
the Index

Index
Level

65-Day Volatility

Source: Bloomberg, UBS Investment Bank (12/31/99 to 12/31/09). The data for the Index for the period prior to its inception on May 6, 2009 is pro forma and is derived by using the Index’s calculation methodology with historical prices. Certain assumptions were made in the retrospective calculation that my have affected the Index’s hypothetical performance during this period.

Past performance is not indicative of future performance.

Volatility Filter and Key Events

Filter Level

Source: UBS Investment Bank (1/98-12/09). The volatility filter data for periods prior to the Index's inception on May 6, 2009 is pro forma and is derived using the same methodology for calculating the volatility filter with historical prices.

Past performance is not indicative of future performance.

Russia
default

LTCM

Dot com
mania

NASDAQ
crash

9/11

Credit
crisis

End of ZRP
in JPY

Reflation

G7

-4

-2

0

2

4

6

8

10

1998

1999

2000

2001

2002

2003

2004

2005

2006

2007

2008

2009

1.6

0.6

Additional Information

Structured Products are sold by prospectus only. Nothing herein constitutes an offer to sell or the solicitation of an offer to buy a structured product.

This publication is issued by UBS AG or an affiliate thereof (“UBS”). Products and services mentioned in this publication may not be available for residents of certain jurisdictions. Please consult the restrictions relating to the product or service in question for further information.  Activities with respect to US securities are conducted through UBS Securities LLC, a US broker dealer and a member of the Securities Investor Protection Corporation (SIPC).
(http://www.sipc.org/).  An investment in any UBS issued security linked to the UBS V10 Currency Index with Volatility Cap involves risks and is subject to the creditworthiness of UBS. We urge you to read the more detailed explanation of risks described under “Risk Factors” in the prospectus supplement for the UBS V10 Currency Index with Volatility Cap. Any UBS security linked to the UBS V10 Currency Index with Volatility Cap will be sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by a prospectus supplement, related to the UBS V10 Currency Index with Volatility Cap) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates.  Before you invest in any UBS security linked to the Index, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1-800-722
7270).  In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of
SIPC.  UBS Financial Services Inc. is a registered broker-dealer and affiliate of UBS Securities LLC. UBS specifically prohibits the unauthorized redistribution of this material and accepts no liability whatsoever for the unauthorized actions of third parties in this respect.

Neither UBS AG, UBS Financial Services Inc., nor any affiliates thereof, nor any of their employees provide tax or legal advice. Clients should consult with their attorney and tax advisors regarding their personal circumstances.

© UBS 2009.  The key symbol and UBS are among the registered and unregistered trademarks of UBS.  All rights reserved.  UBS assumes sole responsibility for this marketing material, which has not been reviewed by Bloomberg. All other trademarks, registered trademarks, service marks and registered service marks are of their respective companies.

www.ubs.com

Disclaimer

Contact Information

www.ubs.com

UBS Investment Bank

677 Washington Boulevard

Stamford CT 06901

FICC Structured Flow

Phone:                  +1 (203) 719 1515

Email:                    OL-SCC-US@ubs.com

www.ubs.com

UBS Investment Bank is a business group of UBS AG

UBS Limited is a subsidiary of UBS AG